DC 陳錦福會計師事務所
Dominic K.F. Chan & Co., *Certified Public Accountants (Practising)*

香港旺角亞皆老街8號朗豪坊辦公大樓21樓2105室
Room 2105, 21/F., Office Tower, Langham Place, 8 Argyle Street, Mongkok, Hong Kong.

Tel: 2780 0607 Fax: 2780 0013
www.dominickfchancpa.com.hk

March 7, 2008

United States Securities and Exchange Commission
Division of Corporate Finance
Office of the Chief Accountant
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

We have read Item 4.01 to Form 8-K amendment No. 1 dated March 7, 2008 of Inncom Technology Holdings Inc. to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm and the resignation. We cannot confirm or deny that the appointment of Zhong Yi (Hong Kong) C.P.A. Company Limited was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours

Dominic K.F. Chan & Co.

Dominic K.F. Chan & Co.
Certified Public Accountants